EXHIBIT 15.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in registration statements No. 333-100743 and No. 333-131713 on Form S-8 of Clearly Canadian Beverage Corporation of our report dated April 24, 2008 except as to note 19 which is as of June 18, 2008, with respect to the consolidated balance sheet of Clearly Canadian Beverage Corporation as of December 31, 2007, and the related consolidated statements of operation and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended, which report appears in the December 31, 2007 annual report on Form 20-F of Clearly Canadian Beverage Corporation.

Our report dated April 24, 2008 except as to note 19, which is as of June 18, 2008 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit and a working capital deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

KPMG LLP
Chartered Accountants
Vancouver, British Columbia
June 26, 2008